Exhibit 5.1

[LETTERHEAD OF VENABLE LLP]

DRAFT

October 10, 2006

HRPT Properties Trust

400 Centre Street

Newton, Massachusetts 02458

Re:	Registration Statement on Form S-3
(File No. 333-135110)

Ladies and Gentlemen:

We have served as Maryland counsel to HRPT Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with certain matters of Maryland law arising out of the issuance of (a) up to 15,180,000 Series D Cumulative Convertible Preferred Shares of beneficial interest, $0.01 par value per share (the "Preferred Shares"), of the Company (including up to 1,980,000 Preferred Shares which the underwriters in the Offering (as defined herein) have the option to purchase solely to cover over-allotments) and (b) up to 32,500,000 common shares of beneficial interest, $0.01 par value per share (the "Common Shares"), of the Company (the "Conversion Shares"), which may be issued upon conversion of the Preferred Shares in accordance with the terms and conditions set forth in the Articles Supplementary classifying and designating such Preferred Shares (the "Articles Supplementary"), covered by the above-referenced Registration Statement, and all amendments thereto (the "Registration Statement"), filed by the Company with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). The Preferred Shares are to be issued in an underwritten public offering (the "Offering") pursuant to a Prospectus Supplement, dated October 5, 2006 (the "Prospectus Supplement"). Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

1.            The Registration Statement and the related prospectus included therein;

2.            The Prospectus Supplement, substantially in the form to be filed with the Commission;

3.            The Amended and Restated Declaration of Trust of the Company, as amended and supplemented (the "Declaration of Trust"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

HRPT Properties Trust

October 10, 2006

4.            The Bylaws of the Company, as amended and restated, certified as of the date hereof by an officer of the Company;

5.            A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.            Resolutions adopted by the Board of Trustees of the Company, or a duly authorized committee thereof, relating to the authorization of the issuance of the Preferred Shares and the Conversion Shares (the "Resolutions"), certified as of the date hereof by an officer of the Company;

7.            A certificate executed by an officer of the Company, dated as of the date hereof; and

8.            Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.            Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.            Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.            Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.            All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

HRPT Properties Trust

October 10, 2006

5.            The Preferred Shares and the Conversion Shares will not be issued in violation of any restriction or limitation contained in Section 6.14 of the Declaration of Trust or Section 12 of the Articles Supplementary.

6.            Upon any issuance of Conversion Shares, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Declaration of Trust.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.            The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.            The issuance of the Preferred Shares has been duly authorized and, when issued and delivered by the Company pursuant to the Resolutions and the Registration Statement against payment of the consideration set forth therein, the Preferred Shares will be validly issued, fully paid and nonassessable.

3.            The issuance of the Conversion Shares has been duly authorized and, when issued and delivered by the Company upon conversion of the Preferred Shares pursuant to the Resolutions and the Articles Supplementary and otherwise in accordance with the Registration Statement, the Conversion Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with, or the applicability of, federal or state securities laws, including the securities laws of the State of Maryland.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Offering (the "Current Report"), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by

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October 10, 2006

reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP